Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited fourth quarter 2019 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

(Additional Detailed Information follows)

Asset-Based Segment

4Q’19 Year-over-Year Total Daily Tonnage

•	4Q’19: -8.1%
•	October 2019: -9.1%
•	November 2019: -11.9%
•	December 2019: -2.3%

4Q’19 Year-over-Year Yield Metrics

•	Increase in 4Q’19 billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges: +high-single digits
•	Average increase on Contract renewals and Deferred Pricing agreements negotiated during 4Q’19: +4.2%

1Q’20 Items

•	Historical average sequential operating ratio change from fourth quarter to first quarter: increase of approximately 400 basis points
•	64 Working Days compared to 63 working days in 1Q’19
•	Projected Innovative Technology Costs (non-GAAP item): $5 million vs. $2 million in 1Q’19

ArcBest Consolidated

1Q’20 – Projected

•	Loss in the “Other and eliminations” segment (non-GAAP basis): $8 million vs. $7 million in 1Q’19
•	Interest Expense, net of Interest Income: $1.4 million vs. $1.4 million in 1Q’19
•	Expense in the “Other, net” line (non-GAAP basis): $0.1 million vs. $0.5 million in 1Q’19

FY’20 – Projected

•	Interest Expense, net of Interest Income: $5.6 million vs. $5.0 million in 2019
•	Tax Rate (non-GAAP basis): 25% - 26% (the effective rate in any quarter, may be impacted by items discrete to that period) vs. 25.8% in 2019
•	Loss in the “Other and eliminations” segment (non-GAAP basis): $23 million vs. $21 million in 2019
•	Expense in the “Other, net” line (non-GAAP basis): $0.5 million vs. $1.6 million in 2019

ArcBest Consolidated Capital Expenditures

FY’19 – Actual

•	Total Net Capital Expenditures, including financed equipment: $147 million
•	Includes revenue equipment purchases (majority for Asset-Based): $86 million
•	Depreciation and amortization costs on property, plant and equipment: $108 million
•	Intangible asset amortization: $4.4 million

FY’20 – Projected

•	Total Net Capital Expenditures, including financed equipment: $135 million to $145 million
•	Includes revenue equipment purchases (majority for Asset-Based): $82 million
•	Depreciation and amortization costs on property, plant and equipment: $110 million to $115 million
•	Intangible asset amortization: $4 million

January 2020 Business Update

Asset-Based Operating Segment

Statistics for January 2020 through Wednesday, January 29, compared to the same period last year:

•	Daily Billed Revenue increased approximately 1%.
•

Total Tonnage/Day increased approximately 4.5% with flat LTL-rated tonnage and a double-digit percentage tonnage increase in TL-rated spot shipments moving in the Asset-Based network.  The January business growth has also resulted in improved linehaul metrics.

•	Total Shipments/Day decreased approximately 2%.
•

Total Billed Revenue/CWT decreased approximately 3.5% as a result of a low-single digit percentage increase in LTL-rated Billed Revenue/CWT offset by lower Revenue/CWT on TL-rated, spot shipments moving in the Asset-Based network.  The pricing environment in January is comparable with previous quarters but a higher number of both TL and LTL transactional shipments has impacted Billed Revenue/CWT metrics.  As a reminder, in first quarter 2019, Total Billed Revenue/CWT increased 8.0%.

•	Total Billed Revenue/Shipment increased 3%, the same as the increase on LTL-rated shipments.
•	Total Weight/Shipment increased 6.5%, with the weight/shipment on LTL‑rated shipments increasing 2.5%.

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

Statistics for January 2020 have not been finalized.  Compared to the same period last year:

•	Total revenue per day is estimated to decrease approximately 3%.
•	Purchased transportation expense per day is estimated to increase approximately 2%.
•

Available truckload capacity in the current year compared to the tight capacity environment in the prior‑year period has led to lower revenue per shipment and reduced demand for expedite services compared to first quarter 2019.

•

Due to changes in market conditions and freight mix compared to the prior year, prices to customers have decreased while the prices paid for purchased transportation have increased, resulting in margin compression.

•	Managed Solutions is growing and continuing to have a positive impact on the Asset-Light business.

Additional Detailed Information

Asset-Based Segment

Innovative Technology Non-GAAP Costs

ArcBest expects that the previously disclosed innovative technology costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight, which have been identified as a non-GAAP reconciling item, will approximate $5 million in first quarter 2020 as compared to $2 million in first quarter 2019. In 2019 these costs totaled $14 million.

Creating a best-in-class customer experience is a fundamental part of our growth strategy and we will continue to make investments in technology, equipment and other areas as customers’ needs evolve.  While ArcBest believes the pilot has potential to provide safer and improved freight-handling, a number of factors will be involved in determining proof of concept and there can be no assurances that pilot testing will be successful or expand beyond current testing locations.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on union employee earnings for the full year.  While impacted by business and associated labor levels, we estimate that one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit would equate to approximately $5 million - $6 million of union bonus expense.

The Asset-Based segment’s reported OR of 95.2% resulted in a 1% union profit-sharing bonus of $5.1 million for 2019.  During future years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s fourth quarter 2019 effective GAAP tax rate was a benefit of 53.9% primarily due the noncash asset impairment charge and tax credits. The “Effective Tax Rate Reconciliation” table in Exhibit 99.1 of ArcBest’s fourth quarter 2019 earnings press release shows the reconciliation of GAAP to non-GAAP effective tax rates.  ArcBest currently expects the full year 2020 tax rate to be approximately 25% to 26%, while the effective rate in any quarter, may be impacted by items discrete to that period.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

We currently estimate the loss in “Other and eliminations” to approximate $8 million in first quarter 2020 and $23 million for full year 2020, both of which are comparable to prior year periods.

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers.  Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels and consequently allocations to operating segments are lower, which is typically during the first and fourth quarters of the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

Subsequent to the September 30, 2019 substantial liquidation of ArcBest’s nonunion pension plan, the “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, ArcBest expects the non-GAAP “Other net” expense to approximate $0.1 million in first quarter 2020 and $0.5 million in full year 2020.  The lower expense in 2020 as compared to 2019 is primarily due to lower expected postretirement plan expense.

Changes in cash surrender value of life insurance reflected an increase of $1.0 million in fourth quarter 2019 compared to a decline of $2.3 million in fourth quarter 2018.  This change was an indication of the fourth quarter 2019 market gains experienced on these assets that are invested much like pension plan assets.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
	(in millions)
Other, net - income (costs)
Amounts on GAAP basis	$0.5	$(15.1)	$(7.3)	$(19.2)
Non-GAAP Adjustments:
Nonunion pension expense, including settlement, pre-tax	0.4	12.6	9.4	18.2
Life insurance proceeds and changes in cash surrender value(1)	(1.0)	2.3	(3.7)	—
Non-GAAP amounts	$(0.1)	$(0.2)	(1.6)	(1.0)

(1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; untimely or ineffective development and implementation of new or enhanced technology or processes, including the pilot test program at ABF Freight; failure to realize potential benefits associated with new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the cost, timing, and performance of growth initiatives; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; availability and cost of reliable third-party services; governmental regulations; environmental laws and regulations, including emissions-control regulations; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; maintaining our intellectual property rights, brand, and corporate reputation; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; the cost, integration, and performance of any recent or future acquisitions; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; greater than anticipated funding requirements for our nonunion defined benefit pension plan; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.